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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the inclusion of our report dated March 4, 2006 on our audits of the consolidated financial statements of Castle Brands Inc. as of March 31, 2004, 2005 and December 31, 2005 and for each of the years in the three year period ended March 31, 2005 and the nine-month period ended December 31, 2005 in the Registration Statement on Amendment No. 3 to Form S-1 and related Prospectus of Castle Brands Inc. and Subsidiaries for the registration of shares of its common stock.

/s/ Eisner LLP

Eisner LLP

New York, New York
March 6, 2006